EX-99.h.1.iii

SCHEDULE B

SHAREHOLDER SERVICES AGREEMENT (the “Agreement”)

COMPENSATION SCHEDULE

EFFECTIVE JULY 18, 2011

DELAWARE INVESTMENTS FAMILY OF FUNDS

1.	All retail Series (the “Retail Series”) (includes the Delaware REIT Fund of Delaware Pooled Trust (“DPT”), but does not include the other Series of DPT or any Series of Delaware VIP Trust (“VIP”)). The compensation payable to Delaware Service Company, Inc. (“DSC”) for providing services to each Series of the Trust will be at the annual rates set forth in the table below based on the average daily net assets of each Series:

Aggregate Assets of the Retail Series	DSC Transfer Agency Fee
Up to $20 billion	0.025%
From $20 - $25 billion	0.020%
From $25 - $30 billion	0.015%
Over $30 billion	0.013%

DSC will bill, and the Trust will pay, such compensation monthly. In addition, DSC shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Trust.

2.	DPT and VIP (except the Delaware REIT Fund of DPT). DSC’s compensation for providing services to the Series will be 0.0075% of average daily net assets per Series annually. DSC will bill, and the Trust will pay, such compensation monthly. In addition, DSC shall be entitled to reimbursement of out-of-pocket expenses paid on behalf of the Trust.

3.	All Trusts. The Trust will bear its allocable portion of all third party transfer agent fees and expenses, including expenses related to sub-transfer agency services provided by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) and omnibus fees and networking fees that are charged by third party financial intermediaries. DSC is the Trust’s operational interface with a variety of third party administrators, banks, trust companies, and other organizations that provide retirement administration, trust or other collective services to the Trust’s shareholders. Sub-transfer agency fees (or similar fees) related to such relationships on a retirement processing system will be passed on to the Trust at cost, without markup.

4.	If during the term of the Sub-Transfer Agency and Shareholder Services Agreement between DSC and BNY Mellon (the “Sub-TA Agreement”) the Trust (i) terminates the Agreement other than “for cause” (defined herein as a termination based on DSC’s material and systemic failure to provide (or arrange for the provision of) the services under the Agreement in a commercially reasonable manner as determined by reference to quarterly performance reports); and (ii) enters into a new transfer agency service agreement with a transfer agency service provider other than BNY Mellon, then the Trust shall bear: (a) its deconversion expenses associated with the transmittal of Series data to the successor service provider; and (b) the portion of the liquidated damages relating to the Trust that are payable to BNY Mellon in connection with a wrongful termination of the Sub-TA Agreement as set forth in the table below (based on the timing of such termination during the initial seven-year term of the Sub-TA Agreement):

Percentage of Liquidated Damages to be Paid by the Trust in
Connection with a Termination Other Than “For Cause”

Years 1 - 3	100%
Years 4 - 5	67%
Years 6 - 7	33%

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		DELAWARE INVESTMENTS FAMILY OF
FUNDS, on behalf of the registered investment
companies listed on Attachment A

By:	/s/ Philip N. Russo	By:	/s/ Patrick P. Coyne

Name:	Philip N. Russo	Name:	Patrick P. Coyne

Title:	Executive Vice President	Title:	Chief Executive Officer

ATTACHMENT A

TO

SCHEDULE B

SHAREHOLDER SERVICES AGREEMENT

COMPENSATION SCHEDULE

INVESTMENT COMPANY PARTIES TO AGREEMENT

Delaware Group Adviser Funds	Delaware Pooled Trust
Delaware Group Cash Reserve	Delaware VIP Trust
Delaware Group Equity Funds I	Voyageur Insured Funds
Delaware Group Equity Funds II	Voyageur Intermediate Tax Free Funds
Delaware Group Equity Funds III	Voyageur Mutual Funds
Delaware Group Equity Funds IV	Voyageur Mutual Funds II
Delaware Group Equity Funds V	Voyageur Mutual Funds III
Delaware Group Foundation Funds	Voyageur Tax Free Funds
Delaware Group Global & International Funds
Delaware Group Government Fund
Delaware Group Income Funds
Delaware Group Limited-Term Government Funds
Delaware Group State Tax-Free Income Trust
Delaware Group Tax Free Fund
Delaware Group Tax Free Money Fund